Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of Olin Corporation pertaining to the Olin Corporation Contributing Employee Ownership Plan of our report dated June 27, 2008 on the financial statements and supplemental schedule of the Olin Corporation Contributing Employee Ownership Plan, which is included in the Plan’s annual report (Form 11-K) as of and for the year ended December 31, 2007.

/s/ AMPER, POLITZINER & MATTIA, LLP

New York, New York
August 25, 2008